FILED PURSUANT TO RULE 424(B)(3)
REGISTRATION NO. 333-216769

AXA Equitable Life Insurance Company

Supplement dated August 1, 2018 to the current variable annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The Portfolios discussed below may not be available in all contracts. Please refer to your Prospectus for the current variable investment options and corresponding underlying Portfolios available to you.

The purpose of this Supplement is to provide you with information regarding certain Portfolio substitutions. As is applicable to your contract, please note the following:

(1)	Substitution of Underlying Portfolio Shares

On or about October 22, 2018, subject to regulatory approval, shares of the Replacement Portfolios listed in the table below will be substituted for shares of the corresponding Removed Portfolios listed opposite their names at relative net asset value. Each of the Removed Portfolios currently serves as an underlying Portfolio for a variable investment option. At the time of the substitution, each impacted variable investment option will change its name to correspond to the Replacement Portfolio name. We will automatically direct any contributions, allocation elections, rebalancing or other transaction made using the old variable investment option name to the applicable new variable investment option name. You may continue to transfer your account value among the investment options prior to the substitution, as usual, including choosing to transfer your account value in an impacted variable investment option to other investment options under your contract. You will not bear any of the expenses related to the substitutions, and the substitution will have no tax consequences for you. Please contact the customer service center referenced in your Prospectus for more information about your variable investment options and for information on how to transfer your account value.

The Removed Portfolios (current underlying Portfolios) and corresponding Replacement Portfolios (new underlying Portfolios) are:

Removed Portfolio	Replacement Portfolio
American Century VP Mid Cap Value Fund	EQ/American Century Mid Cap Value Portfolio
Fidelity® VIP Contrafund®	EQ/Fidelity Institutional AMSM Large Cap Portfolio
Franklin Rising Dividends VIP Fund	EQ/Franklin Rising Dividends Portfolio
Franklin Strategic Income VIP Fund	EQ/Franklin Strategic Income Portfolio
Goldman Sachs VIT Mid Cap Value Fund	EQ/Goldman Sachs Mid Cap Value Portfolio
Invesco V.I. Global Real Estate Fund	EQ/Invesco Global Real Estate Portfolio
Invesco V.I. International Growth Fund	EQ/Invesco International Growth Portfolio
Ivy VIP Energy	EQ/Ivy Energy Portfolio
Ivy VIP Mid Cap Growth	EQ/Ivy Mid Cap Growth Portfolio
Ivy VIP Science and Technology	EQ/Ivy Science and Technology Portfolio
Lazard Retirement Emerging Markets Equity Portfolio	EQ/Lazard Emerging Markets Equity Portfolio
MFS® International Value Portfolio	EQ/MFS International Value Portfolio
MFS® Technology Portfolio	EQ/MFS Technology Portfolio
MFS® Utilities Series	EQ/MFS Utilities Series Portfolio
PIMCO Real Return Portfolio	EQ/PIMCO Real Return Portfolio
PIMCO Total Return Portfolio	EQ/PIMCO Total Return Portfolio
T. Rowe Price Health Sciences Portfolio	EQ/T. Rowe Price Health Sciences Portfolio

Certain Removed Portfolios (and therefore the corresponding Replacement Portfolios) may not be available under your contract. See your Prospectus for more information.

IM-95-18 (10.18)
Global Annuities - Inforce/New Biz	catalog no.158934 (10.18)
SAR Mail	#553624

(2)	Portfolios of the Trusts

Effective on or about October 22, 2018, subject to regulatory approval, the following information for each Replacement Portfolio that is applicable to your contract is added under “Portfolios of the Trusts” in “Contract features and benefits” in the Prospectus, relating to the Replacement Portfolios.

EQ Advisors Trust – Class IB Shares Portfolio Name	Objective	Investment Adviser (or Sub-Adviser(s), as applicable)	Volatility Management
EQ/AMERICAN CENTURY MID CAP VALUE	Seeks to achieve long-term capital growth. Income is a secondary objective.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: American Century Investment Management, Inc.
EQ/FIDELITY INSTITUTIONAL AMSM LARGE CAP	Seeks to achieve long-term capital appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: FIAM LLC
EQ/FRANKLIN RISING DIVIDENDS	Seeks to achieve long-term capital appreciation. Preservation of capital, while not a goal, is also an important consideration.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Franklin Advisers, Inc.
EQ/FRANKLIN STRATEGIC INCOME	Seeks a high level of current income. A secondary goal is long-term capital appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Franklin Advisers, Inc.
EQ/GOLDMAN SACHS MID CAP VALUE	Seeks to achieve long-term capital appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Goldman Sachs Asset Management, L.P.
EQ/INVESCO GLOBAL REAL ESTATE	Seeks to achieve total return through growth of capital and current income.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Invesco Advisers, Inc.
EQ/INVESCO INTERNATIONAL GROWTH	Seeks to achieve long-term growth of capital.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Invesco Advisers, Inc.
EQ/IVY ENERGY	Seeks to provide capital growth and appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Ivy Investment Management Company (“IICO”)
EQ/IVY MID CAP GROWTH	Seeks to provide growth of capital.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Ivy Investment Management Company (“IICO”)
EQ/IVY SCIENCE AND TECHNOLOGY	Seeks to provide growth of capital.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Ivy Investment Management Company (“IICO”)
EQ/LAZARD EMERGING MARKETS EQUITY	Seeks to achieve long-term capital appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Lazard Asset Management LLC
EQ/MFS INTERNATIONAL VALUE	Seeks to achieve capital appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Massachusetts Financial Services Company d/b/a MFS Investment Management (“MFS”)

EQ Advisors Trust – Class IB Shares Portfolio Name	Objective	Investment Adviser (or Sub-Adviser(s), as applicable)	Volatility Management
EQ/MFS TECHNOLOGY	Seeks to achieve capital appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Massachusetts Financial Services Company d/b/a MFS Investment Management (“MFS”)
EQ/MFS UTILITIES SERIES	Seeks to achieve total return.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Massachusetts Financial Services Company d/b/a MFS Investment Management (“MFS”)
EQ/PIMCO REAL RETURN	Seeks to achieve maximum real return, consistent with preservation of capital and prudent investment management.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Pacific Investment Management Company LLC (“PIMCO”)
EQ/PIMCO TOTAL RETURN	Seeks to achieve maximum total return, consistent with preservation of capital and prudent investment management.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: Pacific Investment Management Company LLC (“PIMCO”)
EQ/T. ROWE PRICE HEALTH SCIENCES	Seeks to achieve long-term capital appreciation.	• AXA Equitable Funds Management Group, LLC • Sub-Adviser: T. Rowe Price Associates, Inc.

Certain Removed Portfolios (and therefore the corresponding Replacement Portfolios) may not be available under your contract. See your Prospectus for more information.

Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate

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1290 Avenue of the Americas

New York, NY 10104

Copyright 2018 AXA Equitable Life Insurance Company. All rights reserved.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

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